Exhibit 10.1
ANHEUSER-BUSCH COMPANIES, INC.
INTEGRATION BONUS PLAN
          WHEREAS, Anheuser-Busch Companies, Inc. (the “Company”), InBev N.V./S.A. (the “Parent”) and Pestalozzi Acquisition Corp. have entered into that certain Agreement and Plan of Merger dated as of July 13, 2008 (the “Merger Agreement”); and
          WHEREAS, the Company wishes to reward and retain certain key employees of the Company after the closing of the transactions contemplated by the Merger Agreement (the “Closing”); and
          WHEREAS, contingent upon and effective as of the Closing (the date on which the Closing occurs being referred to as the “Effective Date”), the terms of this plan shall become effective;
          NOW, THEREFORE, the Company hereby adopts the Anheuser-Busch Companies, Inc. Integration Bonus Plan (the “Plan”) for the benefit of certain key employees of the Company and its Subsidiaries, on the terms and conditions hereinafter stated. The Plan, as set forth herein, is designed to retain certain key employees by basing such employees’ compensation, in part, on their contributions to the growth and profitability of the Company and is intended to provide financial incentives for such key employees to remain with the Company and its Subsidiaries and to continue to contribute to the Company’s success after the Effective Date.
1.	Definitions. As used in the Plan, the following capitalized terms shall have the meanings set forth below:
(a)	“2008 Blue Ocean Program” shall mean those projects, productivity improvements, operational and policy changes and such other enhancements, initiatives and cost reduction undertakings incorporated by the Company in its strategic plan in the form presented to the Company’s Board of Directors in June 2008 for the 2008 calendar year. Determinations of actual savings in 2008 shall be determined in accordance with the Company’s historical accounting and financial practices.

(b)	“2009 Blue Ocean Program” shall mean those projects, productivity improvements, operational and policy changes and such other enhancements, initiatives and cost reduction undertakings incorporated by the Company in its strategic plan in the form presented to the Company’s Board of Directors in June 2008 for the 2009 calendar year. If the Company elects to implement any of such undertakings in 2008, for purposes of determining the satisfaction of the 2009 Blue Ocean Program objectives under this Plan, such initiatives shall be deemed to have been undertaken in 2009 and the savings therefrom shall be deemed to have been realized in 2009. Determinations of actual savings in 2009 shall be determined in accordance with the Company’s historical accounting and financial practices.
(c)	“2008 Blue Ocean Target” shall mean savings of $243,000,000 to be realized by the Company in 2008 as a result of implementing the 2008 Blue Ocean Program (as such amount may be reduced pursuant to Section 6 hereof) and determined in accordance with the Company’s historical accounting and financial practices.

(d)	“2009 Blue Ocean Target” shall mean savings of $527,000,000 to be realized by the Company in 2009 as a result of implementing the 2009 Blue Ocean Program (as such amount may be reduced pursuant to Section 6 hereof) and determined in accordance with the Company’s historical accounting and financial practices.

(e)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934.

(f)	“Award” shall mean the cash amount payable to an Eligible Employee with respect to an Integration Bonus and/or Supplemental Bonus, as applicable, pursuant to the provisions of this Plan. For the avoidance of doubt, (i) each Award shall be in addition to, and not in lieu of, any other incentive compensation or bonuses made available to Eligible Employees under any other incentive compensation or bonus plans of the Company, and (ii) in no event shall the receipt by an Eligible Employee of an Award hereunder reduce or offset (or be reduced or offset by) any amounts payable to such employee in respect of any incentive compensation or bonuses under such other incentive compensation or bonus plans of the Company.

(g)	“Board” shall mean the Board of Directors of the Company.

(h)	“Cause” shall mean that the Eligible Employee has: (a) willfully and continually failed to substantially perform, or been willfully grossly negligent in the discharge of, his or her duties to the Company or any of its Subsidiaries (in any case, other than by reason of a Disability, physical or mental illness or analogous condition), which failure or negligence continues for a period of ten (10) business days after a written demand for performance is delivered to the Eligible Employee by the Company, which specifically identifies the manner in which the Company believes that the Eligible Employee has not substantially performed, or been grossly negligent in the discharge of, his or her duties; (b) been convicted of or pled nolo contendere to a felony; or (c) materially and willfully breached any agreement with the Company, any of its Subsidiaries or any Affiliate of the Company relating to the Eligible Employee’s status as an employee. No act or failure to act on the part of the Eligible Employee shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee in bad faith or without reasonable belief that the Eligible Employee’s act or failure to act was in the best interests of the Company.

(i)	“Company” shall mean Anheuser-Busch Companies, Inc. and any successor thereto.

(j)	“Disability” shall mean a physical or mental condition entitling the Eligible Employee to benefits under the applicable long-term disability plan of the Company or any of its Subsidiaries, or if no such plan exists or if the Eligible Employee elects not to participate in any such plan, a “permanent and total disability” (within the meaning of Section 22(e) (3) of the Code) or as determined by the Company in accordance with applicable laws.

(k)	“Effective Date” shall have the meaning set forth in the recitals hereof.

(l)	“Eligible Employee” shall have the meaning set forth in Section 2 hereof.

(m)	“Good Reason” shall mean, without the written consent of the Eligible Employee, (a) a reduction of at least five percent (5%) in the sum of (1) the Eligible Employee’s annual base salary and (2) the Eligible Employee’s aggregate target for short-term and long-term incentive compensation awards, as determined and valued in accordance with the Company’s historical compensation practices, in each case as of immediately prior to the Effective Date (or as any of the foregoing may thereafter be increased from time to time), disregarding for this purpose (i) any integration or retention bonus implemented in connection with the transactions contemplated by the Merger Agreement; (ii) any across-the-board salary reductions similarly affecting all employees of the Company and all employees of each Person in control of the Company; and (iii) any reductions incorporated by the Company in its Blue Ocean Program as announced in June 2008, (b) a material reduction in duties and responsibilities from those in effect immediately prior to the Effective Date (or, if the Eligible Employee’s duties and responsibilities were reduced in connection with the transactions contemplated by the Merger Agreement, a material reduction from those in effect immediately prior to such reduction), or (c) the relocation of the Eligible Employee’s principal place of employment to a location more than 50 miles from the Eligible Employee’s principal place of employment immediately prior to the Effective Date, which relocation is adverse to the Eligible Employee, except for required travel on the Company’s business to an extent substantially consistent with the Eligible Employee’s business travel obligations as of immediately prior to the

Effective Date. The Eligible Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder, provided that the Eligible Employee provides the Company with a written notice of resignation within ninety (90) days following the occurrence of the event constituting Good Reason (or, if later, within ninety (90) days following the Effective Date) and the Company shall have failed to remedy such act or omission within thirty (30) days following its receipt of such notice.

(n)	“Integration Bonus” shall have the meaning set forth in Section 3 hereof.

(o)	“Performance Period” shall mean (i) the period June 20, 2008 to December 31, 2008, with respect to payment of the Supplemental Bonus set forth in Section 4 hereof and (ii) the fiscal year 2009 with respect to the Integration Bonus set forth in Section 3 hereof.

(p)	“Person” shall have the meaning given in Section 3(a) (9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof.

(q)	“Plan” shall mean the Anheuser-Busch Companies, Inc. Integration Bonus Plan, as it may be amended from time to time.

(r)	“Plan Administrator” shall mean, (i) for purposes of administration of this Plan prior to the Effective Date, the Compensation Committee of the Board, and (ii) for purposes of administration of this Plan after the Effective Date, the Vice President, Corporate Human Resources of the Company or other designee of the Company.

(s)	“Subsidiary” shall mean any corporation in which the Company controls, directly or indirectly, fifty percent (50%) or more of the combined voting power of all classes of stock.

(t)	“Supplemental Bonus” shall have the meaning set forth in Section 4 hereof.

(u)	“Target Bonus” for an Eligible Employee shall mean for 2008 the amount or percentage of salary set forth next to the name of such Eligible Employee on Schedule A-2 and for 2009 shall mean the target bonus established for such Eligible Employee for 2009, but not less than the amount or percentage of salary determined in the ordinary course consistent with the Company’s past practice.

2.	Eligibility. A key employee who is employed by the Company or any of its Subsidiaries on the Effective Date and has been designated by the Plan Administrator (as set forth on Schedules A-1 and A-2 hereto, respectively) shall be eligible to receive an Integration Bonus and/or a Supplemental Bonus, as applicable (each such individual being an “Eligible Employee” for purposes of this Plan). After the Effective Date, the Plan Administrator may designate other employees of the Company or any of its Subsidiaries as Eligible Employees.
3.	Integration Bonus.
(a)	Eligibility. The Eligible Employees set forth on Schedule A-1 hereto shall be eligible to receive an integration bonus for fiscal 2009 (the “Integration Bonus”) ranging from 80% to 110% of his or her Target Bonus for fiscal 2009. Subject to Section 3(c) below, payment of the Integration Bonus shall be contingent upon the Eligible Employee’s continued employment with the Company and its Subsidiaries through the payment date of such Integration Bonus. The amount of an Eligible Employee’s Integration Bonus shall depend on the extent of the Company’s achievement of the 2009 Blue Ocean Target, calculated in accordance with Section 3(b) below.

(b)	Calculation of Integration Bonus. The amount of an Eligible Employee’s Integration Bonus shall be determined as follows:
(i)	Attainment of 80% or less of the 2009 Blue Ocean Target, shall result in an Integration Bonus payment equal to 80% of the Eligible Employee’s Target Bonus for fiscal 2009;

(ii)	Attainment of more than 80% but less than 110% of the 2009 Blue Ocean Target shall result in an Integration Bonus payment equal to that same percentage of the Eligible Employee’s Target Bonus for fiscal 2009 (e.g., 85% achievement of the 2009 Blue Ocean Target will result in an Integration Bonus equal to 85% of the Eligible Employee’s Target Bonus for fiscal 2009; 105% achievement of the 2009 Blue Ocean Target will result in an Integration Bonus equal to 105% of the Eligible Employee’s Target Bonus for fiscal 2009); and

(iii)	Attainment of 110% or more of the 2009 Blue Ocean Target shall result in an Integration Bonus payment equal to 110% of the Eligible Employee’s Target Bonus for fiscal 2009.

For purposes of clauses (ii) and (iii) above, percentage attainment of the 2009 Blue Ocean Target, and the percentage of Target Bonus payable as a result thereof, shall be rounded to the nearest one-tenth of one percent.

(c)	Termination of Employment. In the event that, prior to the payment date of the Integration Bonus, the employment of an Eligible Employee terminates by reason of death or Disability, or the Eligible Employee is terminated by the Company or any of its Subsidiaries without Cause or if such Eligible Employee terminates employment with the Company or any of its Subsidiaries for Good Reason, the Eligible Employee (or, in the event of death, his or her beneficiary or estate) shall be entitled to receive a pro-rated Integration Bonus. Such pro-rated Integration Bonus shall be determined in accordance with paragraph (b) above, with the result being multiplied by a fraction, the numerator of which is the number of days during which such Eligible Employee was employed during the Performance Period, and the denominator of which is 365. The Integration Bonus shall be payable in accordance with Section 5 below.
4.	Supplemental Bonus.
(a)	Eligibility. The Eligible Employees set forth on Schedule A-2 attached hereto shall be eligible to receive a supplemental bonus for fiscal year 2008 (the “Supplemental Bonus”), which bonus shall be in an amount equal to 40% of such Eligible Employee’s Target Bonus for fiscal 2008, provided that the Company achieves the 2008 Blue Ocean Target. Except as set forth in paragraph (b) below, payment of the Supplemental Bonus shall be contingent upon the Eligible Employee’s continued employment with the Company and its Subsidiaries through the payment date of the Supplemental Bonus.

(b)	Termination of Employment. In the event that, on or after the Effective Date and prior to payment date of the Supplemental Bonus, (i) an Eligible Employee’s employment with the Company or any of its Subsidiaries is terminated by the Company or any of its Subsidiaries other than for Cause or by the Eligible Employee for Good Reason, (ii) an Eligible Employee’s employment terminates by reason of death or Disability, or (iii) an Eligible Employee’s employment terminates by reason of such Eligible Employee’s election to participate in the Enhanced Retirement Program offered by the Company in 2008, the Eligible Employee (or, in the event of death, his or her beneficiary or estate), shall be entitled to receive a pro-rated Supplemental Bonus. Such pro-rated Supplemental Bonus shall be calculated as set forth in paragraph (a) above, with the result being multiplied by a fraction, the numerator of which is the number of days during which such Eligible Employee was employed during the Performance Period, and the denominator of which is 195. The Supplemental Bonus shall be payable in accordance with Section 5 below.

5.	Payment.
(a)	Payment of an Award (if any) shall be made in a cash lump sum not later than sixty (60) days following the end of the Performance Period to which it relates.

(b)	The Company shall withhold all applicable income and other taxes from any Award payment, including any federal, FICA, state and local taxes.

(c)	Each Award shall be payable solely from the general assets of the Company. Each Eligible Employee’s right to payment of an Award (if any) shall be solely as an unsecured general creditor of the Company.
6.	Divested Operations; change in capital expenditures.
(a)	If the Company transfers or divests any business operation after July 13, 2008 but prior to January 1, 2009, and the 2008 Blue Ocean Program or 2009 Blue Ocean Program contemplated savings from such operation, (i) the 2008 Blue Ocean Target and the 2009 Blue Ocean Target shall be reduced by the amount of savings contemplated to be realized by the Company during the respective Performance Period and (ii) any savings realized by the Company in 2008 with respect to such operation shall be disregarded in determining whether the Company has attained the 2008 Blue Ocean Target.

(b)	If the Company transfers or divests any business operation during the 2009 calendar year, and the 2009 Blue Ocean Program contemplated savings from such operation, (i) the 2009 Blue Ocean Target shall be reduced by the amount of savings contemplated to be realized by the Company during the 2009 calendar year and (ii) any savings realized by the Company in 2009 with respect to such operation shall be disregarded in determining whether and to what extent the Company has attained the 2009 Blue Ocean Target.

(c)	To the extent any portion of the 2008 Blue Ocean Program or 2009 Blue Ocean Program contemplated savings occurring as a result of capital expenditures to be undertaken by the Company, and the Company determines to refrain from such capital expenditures, the 2008 Blue Ocean Target and the 2009 Blue Ocean Target shall be reduced by the amount of such savings.

7.	Plan Administration.
(a)	The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. Any reasonable determination made in good faith by the Plan Administrator in carrying out, administering or construing the Plan shall be final and binding for all purposes and upon all interested persons and their respective heirs, successors, and legal representatives.

(b)	The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

(c)	The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

(d)	In no event shall the Plan Administrator be personally liable for any action, determination or interpretation made in good faith with respect to the Plan. The Plan Administrator shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by the Plan Administrator or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with this Plan, unless arising out of the Plan Administrator’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the Plan Administrator may have as an officer or director or otherwise under the organizational documents of the Company.
8.	Limitations.
(a)	No person shall at any time have any right to receive an Award under the Plan for the Performance Period unless such person shall have been designated as an Eligible Employee pursuant to Section 2 and the other terms and conditions of the Plan applicable to that Award shall have been satisfied. No person other than the Plan Administrator or its delegate shall have authority to enter into any agreement for the inclusion of anyone as an Eligible Employee or the making of any Award under the Plan or to make any representation or warranty with respect thereto.

(b)	No action of the Company or the Board in establishing the Plan, nor any action taken by the Company, the Board or its delegate under the Plan, nor any provision of the Plan, shall be construed as conferring upon any employee any right to continued employment for any period by the Company or any of its Subsidiaries, or shall interfere in any way with the right of the Company or any Subsidiary to terminate such employee’s employment.
9.	Section 409A. It is intended that payments and benefits under this Plan constitute “short term deferrals” as defined in Section 409A of the Internal Revenue Code (“Section 409A”) and, accordingly, to the maximum extent permitted, the payments and benefits under this Plan shall be interpreted and administered in a manner such that they do not constitute deferred compensation within the meaning of Section 409A.
10.	Amendment or Termination of the Plan. The Board may, at any time and from time to time, modify, amend, suspend or terminate the Plan or any part hereof; provided, however, that, with respect to an individual who has been designated as an Eligible Employee, no such action may, without the written consent of such individual, adversely affect such individual’s status as an Eligible Employee or adversely affect the terms and conditions applicable to such individual’s Supplemental Bonus or Integration Bonus.
11.	Governing Law. This Plan shall be construed and enforced according to the laws of the State of Missouri without giving effect to the conflict of law principles thereof.
12.	Effectiveness of Plan. The effectiveness of this Plan is contingent upon the closing of the transactions contemplated by the Merger Agreement. If for any reason the closing of such transactions (and thus the Effective Date) does not occur, this Plan shall be null and void and of no force and effect.